                                                                   EXHIBIT 10.12
                                                                   -------------

[SERVICESOFT LETTERHEAD]


August 30, 1998

Jeffrey Whitney
86 Dawn Road
Levittown, PA 19056

Dear Jeff,

On behalf of ServiceSoft Corp., I am pleased to offer you the position of Vice President of Marketing reporting directly to me. This offer assumes that you will begin work as soon as possible, but no later than September 15, 1998. This offer expires September 10, 1998.

SALARY: Your base salary will be $140,000 per year payable in 24 semi-monthly payments.

BONUSES: As a member of the senior management group you are eligible for a performance bonus. The bonus pool for senior management is set on an annual basis and is at the discretion of the board of directors based on recommendations from the president. Based on prior bonus plans, your target bonus is expected to be at 30% of your base salary. A pro-rated bonus program will be proposed to cover the balance of 1998.

STOCK OPTIONS: It will be recommended at the next Board Meeting that you be granted a stock option to purchase 170,000 shares of the Company's common stock (according to the vestment plan). These stock options, if granted, will be subject to the company's standard Stock Option Agreement.

RELOCATION: ServiceSoft agrees to allocate a budget of $30,000 to cover your costs of relocation. You will be entitled to spend up to this amount to cover relocation and temporary living and travel expenses. If actual expenses are expected to exceed this amount ServiceSoft agrees to establish a mutually agreed revised budget.

EMPLOYEE BENEFITS: As a full time employee of ServiceSoft, you shall be eligible to participate in any and all employee benefit plans which are non-contributory, and at your option, in any contributory benefit plans.

EMPLOYEE AGREEMENT AND EMPLOYMENT VERIFICATION: As a condition of your employment, you will be required to sign the company's standard employee agreement (which will include a confidentiality and non-competition clause) and Employment Verification Form, copies of which are attached hereto. The Employee Agreement will have a job description attached in Schedule A. Additional responsibilities may be added or deleted from time to time at the sole discretion of the Company.

You also understand that you will be an employee "at will", and that either you or ServiceSoft may terminate your employment in accordance with the terms stated in Appendix C of the Employment Agreement.

If you wish to accept this offer, kindly sign the enclosed copy of this letter and promptly return it to me. We look forward to hearing that you will accept our offer to join ServiceSoft and work with us to build a highly successful company.



Sincerely,

/s/ David Tarrant
--------------------------
David Tarrant
President and CEO


                                    Accepted:

                                    Name: /s/ J. Whitney    Date: 9-8-98
                                         ---------------         -------